SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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GENUINE PARTS COMPANY

2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 21, 2003

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

      Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the “Company”) will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 21st day of April, 2003, at 10:00 a.m., for the following purposes:

(1) To elect four Class II directors and one Class I director;

(2) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003;

(3) To consider and vote upon a shareholder proposal, if the proposal is presented at the Annual Meeting; and

(4) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

      Only holders of record of Common Stock at the close of business on March 4, 2003 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

      The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

By Order of the Board of Directors,

CAROL B. YANCEY
Vice President and Corporate Secretary

Atlanta, Georgia

March 5, 2003

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE ENCLOSED INSTRUCTIONS. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ANNUAL MEETING -- APRIL 21, 2003
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
1. ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER BENEFITS
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION PURSUANT TO PLANS
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
2. RATIFICATION OF SELECTION OF AUDITORS
3. SHAREHOLDER PROPOSAL REGARDING POISON PILL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SOLICITATION OF PROXIES
OTHER MATTERS

GENUINE PARTS COMPANY

2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 21, 2003

      This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Shareholders to be held on April 21, 2003, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 5, 2003.

      Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the perforated page attached to the proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the enclosed proxy card.

      All properly executed written proxy cards, and all properly completed proxies voted by telephone or the Internet, that are delivered in accordance with this solicitation (and not later revoked) will be voted in accordance with instructions given in the proxy. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

      An annual report to the shareholders, including financial statements for the year ended December 31, 2002, is enclosed herewith.

      At the close of business on the record date for the Annual Meeting, which was March 4, 2003, the Company had outstanding and entitled to vote at the Annual Meeting 174,025,755 shares of Common Stock.

      Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

      The vote required for the election of directors, the selection of independent auditors and the shareholder proposal is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Consequently, with respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote “against” such proposal. With respect to the proposal for the selection of independent auditors and the shareholder proposal, abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote “against” such proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

PLEASE NOTE — IMPORTANT NOTICE REGARDING

DELIVERY OF SHAREHOLDER DOCUMENTS

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single set of these reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

      A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

1. ELECTION OF DIRECTORS

      The Board of Directors of the Company currently consists of thirteen directorships, divided into two classes of four directors each and one class of five directors, with the terms of office of each class ending in successive years. The terms of directors in Class II expire on the date of this Annual Meeting. The current directors in Class I and Class III will continue in office. Mary B. Bullock and John D. Johns were appointed to the Board on November 18, 2002 to fill the vacancies created when the directors increased the size of the Board from eleven to thirteen. Pursuant to the Articles of Incorporation of the Company, Dr. Bullock and Mr. Johns were appointed as directors-at-large (not designated to any particular class) to serve until the next election of directors by the Company’s shareholders. Dr. Bullock has been nominated by the Board as a candidate for election to Class II of the Board. Mr. Johns has been nominated by the Board as a candidate for election to Class I of the Board to replace Mr. Bradley Currey, Jr., a current Class I director, who has reached mandatory retirement age for the Board and will retire on the date of the Annual Meeting. In addition, Ms. Alana S. Shepherd, previously a member of Class III of the Board, has also reached mandatory retirement age for the Board and will retire on the date of the Annual Meeting. Effective as of the date of the Annual Meeting, the number of directors will be reduced to eleven.

      The shareholders are being asked to vote on the election of four nominees for director in Class II and one nominee for director in Class I. The Class II nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. The Class I nominee (Mr. Johns) will serve for a term expiring on the date of the 2005 Annual Meeting and until his successor is duly elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the five nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

      The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see “Other Information about the Board and its Committees” below.

NOMINEES FOR DIRECTOR

CLASS II

Term expiring on the date of the 2006 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Dr. Mary B. Bullock	58	Director-at-large	2002
Richard W. Courts, II	67	Director	1998
Larry L. Prince	64	Chairman of the Board, Chief Executive Officer and Director	1978
James B. Williams	69	Director	1980

      Dr. Bullock was appointed as a director of the Company by the Board of Directors on November 18, 2002. She is President of Agnes Scott College in Atlanta, a position she has held since 1995.

      Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President since 1970. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of STI Classic Funds and Cousins Properties, Inc.

      Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990 and Chief Executive Officer since 1989. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Co. and SunTrust Banks, Inc.

      Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., a position he has held since 1998. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc., and Marine Products Corporation.

CLASS I

For a two-year term expiring on the date of the 2005 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

John D. Johns	51	Director-at-large	2002

      Mr. Johns was appointed as a director of the Company by the Board of Directors on November 18, 2002. He is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama. In addition, Mr. Johns is a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company. Mr. Johns has served as President and Chief Executive Officer of

Protective Life since January 2002 and became Chairman as of January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001 and from October 1993 through August 1996 served as Executive Vice President and Chief Financial Officer. Mr. Johns is also a director of Alabama National BanCorporation and John H. Harland Company.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

CLASS I

Term expiring on the date of the 2005 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Robert P. Forrestal	71	Director	1996
Thomas C. Gallagher	55	President, Chief Operating Officer and Director	1990
Lawrence G. Steiner	64	Director	1972

      Mr. Forrestal is of counsel in the law firm of Smith, Gambrell & Russell in Atlanta, Georgia, a position he has held since January 1996. Mr. Forrestal was President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995. Mr. Forrestal is a director of ING Advisory Council, Amsterdam, NL. Mr. Forrestal will reach mandatory retirement age and retire prior to the expiration of his term.

      Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990. Mr. Gallagher is a director of Oxford Industries, Inc. and STI Classic Funds.

      Mr. Steiner is Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner became Chief Executive Officer of Ameripride Services, Inc. in 2001 and served as President of Ameripride Services Inc. from 1979 through 2000. Mr. Steiner has been Chairman of the Board since 1992. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

CLASS III

Term expiring on the date of the 2004 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Jean Douville	59	Director	1992
Michael M.E. Johns, M.D.	61	Director	2000
J. Hicks Lanier	62	Director	1995

      Mr. Douville is the Chairman of the Board of Directors of UAP Inc., having been a director since 1981 and Chairman since 1994. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc., a wholly-owned subsidiary of the Company, is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of A.L. Van Houtte Ltd., Banque Nationale du Canada, and Leroux Steel Inc.

      Dr. Johns has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Director of the Robert W. Woodruff Health Sciences Center; and Chairman and Chief Executive Officer of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, John Hopkins University. Dr. Johns is a director of I-Trax Inc.

      Mr. Lanier has been President of Oxford Industries, Inc. since 1977, Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, and West Point Stevens, Inc.

Other Information About the Board and its Committees

      During 2002, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served. The Board presently has three standing committees. Certain information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2002 is described below:

Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Bradley Currey, Jr., Thomas C. Gallagher and James B. Williams. During 2002, this committee held five meetings. Effective as of the date of the Annual Meeting, Mr. Currey will retire as a director and will no longer serve on the Executive Committee.

Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls. The Report of the Audit Committee appears on page 19, and the Charter of the Audit Committee was included as Appendix A to our 2001 Proxy Statement. The current members of the Audit Committee are James B. Williams (Chairman), Michael M.E. Johns, M.D., Robert P. Forrestal, Alana S. Shepherd and Lawrence G. Steiner. All members of the Audit Committee are independent of the Company and management, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. During 2002, the Audit Committee held five meetings. Effective as of the date of the Annual Meeting, Ms. Shepherd will retire as a director and will no longer serve on the Audit Committee.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee is authorized to fix the compensation of senior officers of the Company, to administer the Company’s 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan, 1999 Long-Term Incentive Plan and 1999 Annual Incentive Bonus Plan, to amend certain other benefit plans of the Company. This Committee also evaluates potential nominees for election to the Board and recommends candidates for consideration by the Board and shareholders. Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and qualifications for Board membership. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee. In addition, the Committee is responsible for developing and recommending to the Board a set of corporate governance principles, as well as periodically reevaluating those corporate governance principles. The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), Bradley Currey, Jr., Richard W. Courts, II and James B. Williams. During 2002, the Compensation, Nominating and Governance Committee held two meetings. Effective as of the date of the Annual Meeting, Mr. Currey will retire as a director and will no longer serve on the Compensation, Nominating and Governance Committee.

Compensation of Directors. During 2002, directors who were not full-time employees of the Company or its subsidiaries were paid $7,500 per fiscal quarter plus $1,100 per meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee who were paid $8,500 per fiscal quarter plus $1,100 per meeting attended.

Common Stock Ownership of Certain Beneficial Owners

      The following table sets forth information as of March 4, 2003, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
	Name and Address	Beneficially		Percent
Title of Class	of Beneficial Owner	Owned(1)		of Class

Common Stock, $1.00 par value	Dodge & Cox One Sansome St., 35th Floor San Francisco, California 94104	21,051,621	(2)	12.1%
Common Stock, $1.00 par value	AXA Financial, Inc. and affiliates 1290 Avenue of the Americas New York, New York 10104	19,838,677	(3)	11.4%
Common Stock, $1.00 par value	Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	11,845,800	(4)	6.8%

(1)	This information is based upon information included in (a) a Schedule 13G, dated February 13, 2003, filed by Dodge & Cox, (b) a Schedule 13G, dated February 12, 2003, filed by AXA Financial, Inc. and its French affiliates, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively the “AXA entities”), and (c) a Schedule 13G, dated February 10, 2003, filed by Capital Research and Management Company.

(2)	Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	The AXA entities filed in their capacities as parent holding company of Alliance Capital Management L.P., a registered investment adviser which holds shares of Company common stock for investment purposes on behalf of client discretionary investment advisory accounts, and of The Equitable Life Assurance Society of the United States, an insurance company and registered investment adviser, which holds shares of Company stock for investment purposes. The AXA entities disclaim beneficial ownership of these shares.

(4)	Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of the reported shares as a result of acting as investment adviser to various registered investment companies. Capital Research and Management Company disclaims beneficial ownership of these shares.

Common Stock Ownership of Management

      Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company’s directors, the Named Executive

Officers (as defined herein) and the directors, nominees for director and executive officers of the Company as a group (16 persons) as of March 4, 2003:

				Percentage of
	Name of Director, Nominee	Shares of Common Stock		Common Stock
Title of Class	Or Named Executive Officer	Beneficially Owned(1)		Outstanding(2)

Common Stock,	Mary B. Bullock	–0–		*
$1.00 par value	Richard W. Courts, II	390,927	(3)	*
	Bradley Currey, Jr.	48,915	(4)	*
	Jean Douville	16,859	(5)	*
	Robert P. Forrestal	1,500	(6)	*
	Thomas C. Gallagher	1,718,542	(7)	*
	John D. Johns	2,290	(8)	*
	Michael M. E. Johns, M.D.	4,035	(9)	*
	George W. Kalafut	2,832,735	(10)	1.6%
	J. Hicks Lanier	40,881	(11)	*
	Jerry W. Nix	2,804,212	(12)	1.6%
	Larry L. Prince	1,043,423	(13)	*
	Alana S. Shepherd	2,666		*
	Lawrence G. Steiner	9,220	(14)	*
	Edward J. Van Stedum	2,759,975	(15)	1.6%
	James B. Williams	40,695	(16)	*
	Directors, Nominees and Executive Officers as a Group	5,212,315	(17)	3.0%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

(2)	Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.

(3)	Includes 1,350 shares held by a Trust for which Mr. Courts is a trustee, 110,000 shares of a charitable foundation of which Mr. Courts is the President, and 276,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. (Mr. Courts disclaims beneficial ownership as to the shares held by such trusts and foundations). Also includes 225 shares owned by Mr. Courts’ wife (as to which shares Mr. Courts disclaims beneficial ownership.) Includes 3,287 shares of Common Stock equivalents held in Mr. Court’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.”

(4)	Includes 8,915 shares of Common Stock equivalents held in Mr. Currey’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.”

(5)	Includes 2,149 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.” Includes 12,460 shares subject to stock options exercisable currently or within 60 days.

(6)	All 1,500 shares are owned jointly by Mr. Forrestal and his wife.

(7)	Includes 448,358 shares subject to stock options exercisable currently or within 60 days and 946 shares owned jointly by Mr. Gallagher and his wife. In addition, Mr. Gallagher is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust.

(8)	Includes 2,053 shares owned by Mr. Johns’ wife, as to which, such shares Mr. Johns disclaims beneficial ownership and includes 237 shares of common stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.”

(9)	Includes 3,275 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.” Also includes 760 shares owned jointly by Dr. Johns and his wife.

(10)	Includes 81,779 shares subject to stock options exercisable currently or within 60 days. In addition, Mr. Kalafut is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of three trustees for 1,619,482 shares held in trust for the Company’s Pension Plan. Including the shares held in such trusts, Mr. Kalafut’s beneficial ownership was 1.6% of the common stock outstanding on March 4, 2003. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.

(11)	Includes 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 2,250 shares owned by Oxford Industries Foundation, as to which Mr. Lanier has shared voting and investment power (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has shared voting and investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares.

(12)	Includes 59,243 shares subject to stock options exercisable currently or within 60 days. Mr. Nix is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of three trustees for 1,619,482 shares held in trust for the Company’s Pension Plan. Mr. Nix’s beneficial ownership was 1.6% of the Common Stock outstanding on March 4, 2003. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts.

(13)	Includes 615,708 shares subject to stock options exercisable currently or within 60 days, and includes 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.

(14)	Includes 1,313 shares owned by Mr. Steiner’s wife as to which such shares Mr. Steiner disclaims beneficial ownership and 2,407 shares held in trust in nominee’s name for the benefit of Mr. Steiner.

(15)	Includes 48,552 shares subject to stock options exercisable currently or within 60 days. Mr. Van Stedum is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of three trustees for 1,619,482 shares held in trust for the Company’s Pension Plan. Including the shares held in such trusts, Mr. Van Stedum’s beneficial ownership was 1.6% of the common stock outstanding on March 4, 2003. Mr. Van Stedum disclaims beneficial ownership as to all such shares held in both trusts.

(16)	Includes 10,696 shares of Common Stock equivalents held in Mr. Williams’ stock account under the Directors’ Deferred Compensation Plan. See “Compensation Pursuant to Plans.”

(17)	This figure includes 1,266,100 shares issuable to certain executive officers upon the exercise of options that are exercisable currently or within 60 days under the Company’s 1988 Stock Option Plan, the 1992 Stock Option and Incentive Plan, and the 1999 Long-Term Incentive Plan; 1,088,532 shares held in a benefit fund for Company employees; 1,619,482 shares held in trust for the Company’s Pension Plan; and 28,558 shares held as Common Stock equivalents under the Directors’ Deferred Compensation Plan. The individual totals for Mr. Courts and Mr. Prince each include 171,125 shares held by the John

Bulow Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Gallagher, Kalafut, Nix and Van Stedum each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Kalafut, Nix and Van Stedum each include the 1,619,482 shares mentioned above as held in trust for the Company’s Pension Plan of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

      There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 2002, 2001 and 2000, of (i) the Chief Executive Officer as of December 31, 2002, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 2002 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the “Named Executive Officers”):

Summary Compensation Table

					Long Term
					Compensation
					Awards(1)

	Annual Compensation				Securities	All
					Underlying	Other
		Salary	Bonus	Other Annual	Options	Compensation
Name and Principal Position	Year	($)	($)	Compensation	(#)	($)(2)

Larry L. Prince	2002	720,000	819,866	18,137	200,000	2,200
Chairman of the	2001	682,000	375,643	—	—	2,100
Board, Chief Executive	2000	655,000	799,376	—	125,000	2,100
Officer and Director
Thomas C. Gallagher	2002	520,000	560,242	33,388	150,000	2,200
President, Chief Operating	2001	494,000	256,926	—	—	2,100
Officer and Director	2000	475,000	545,238	—	100,000	2,100
George W. Kalafut	2002	288,000	305,242	—	40,000	2,200
Executive Vice President	2001	276,000	140,769	—	—	2,100
	2000	265,000	298,928	—	40,000	2,100
Jerry W. Nix	2002	260,000	210,222	—	45,000	2,200
Executive Vice President —	2001	234,000	83,868	—	—	2,100
Finance, and Chief Financial	2000	225,000	175,392	—	30,000	2,100
Officer
Edward J. Van Stedum	2002	230,000	155,125	—	30,000	2,200
Senior Vice President —	2001	221,000	72,291	—	—	2,100
Human Resources	2000	212,000	150,990	—	20,000	2,100

(1)	As of December 31, 2002, Mr. Prince held 99,000 shares of restricted stock valued at $3,049,200 and Mr. Gallagher held shares of 49,500 shares of restricted stock valued at $1,524,600, as long-term compensation awards. (Such value is calculated by multiplying the number of restricted stock shares held by $30.80, which was the closing price of the Company’s Common Stock on December 31, 2002).

(2)	For 2002, 2001 and 2000, amounts of “All Other Compensation” reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Option Grants in Fiscal Year 2002

      The following table contains information about option awards made to the Named Executive Officers on August 19, 2002 under the 1999 Long-Term Incentive Plan. See “Compensation, Nominating and Governance Committee Report on Executive Compensation” below.

	Number of		% of Total
	Securities		Options
	Underlying		Granted to	Exercise or		Grant Date
	Options		Employees in	Base Price		Present Value
Name	Granted(#)		Fiscal Year	($/Share)	Expiration Date	($)(1)

Larry L. Prince	200,000	(2)	6.3%	32.04	August 19, 2012	1,186,000
Thomas C. Gallagher	150,000	(2)	4.8%	32.04	August 19, 2012	889,500
George W. Kalafut	40,000	(2)	1.3%	32.04	August 19, 2012	237,200
Jerry W. Nix	45,000	(2)	1.4%	32.04	August 19, 2012	266,850
Edward J. Van Stedum	30,000	(2)	1.0%	32.04	August 19, 2012	177,900

(1)	Based on the Black-Scholes option pricing model for use in valuing executive stock options. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions: interest rate (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant option) of 3.82% for ten year options; annual dividend yield of 3.70%, the average annual dividend yield on a share of Common Stock during the past four fiscal quarters; volatility of 22.8% based upon standard deviation of annual returns of the Common Stock over the expected life of the options (7.67 years); and a date of exercise no sooner than the date first exercisable under the terms of the option, and no later than the expiration date of the option.

(2)	Nonqualified stock options which vest equally at the end of year one, year two and year three and may be exercised in accordance with the vesting schedule, but no later than the expiration date. The exercise price for each nonqualified stock option is the fair market value on the date granted. These options may be exercised no later than the expiration date and may be accelerated by the Compensation, Nominating and Governance Committee upon certain “changes in control” of the Company, as defined in the Company’s Incentive Plan and 1999 Long-Term Incentive Plan.

Aggregated Option Exercises in Fiscal Year 2002

and Fiscal Year-End Option Values

      Shown below is information with respect to options exercised by the Named Executive Officers during 2002 and the unexercised options to purchase the Company’s Common Stock granted in prior years under the 1988 Stock Option Plan, the 1992 Stock Option and Incentive Plan and the 1999 Long-Term Incentive Plan to the Named Executive Officers and held by them as of December 31, 2002.

			Number of Securities		Value of Unexercised
			Underlying Options		In-the-Money Options
		Value	at Fiscal Year-End(#)		at Fiscal Year-End($)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry L. Prince	49,950	686,435	611,519	222,681	2,274,006	28,932
Thomas C. Gallagher	19,700	304,312	444,167	172,683	1,646,898	28,974
George W. Kalafut	17,250	220,791	77,525	64,175	349,281	64,615
Jerry W. Nix	—	—	56,128	73,872	261,370	110,954
Edward J. Van Stedum	—	—	45,437	59,563	58,727	130,372

(1)	The Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the fair market value as of December 31, 2002 ($30.80 per share closing stock price) of the option shares less the exercise price of the options.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

      The Compensation, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) is composed entirely of individuals who are independent outside directors. The Committee is responsible, among other things, for making decisions with respect to the Company’s executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company’s shareholders while providing appropriate incentives to its executive officers.

Policy Relative to Code Section 162(m)

      The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). Compensation payable under the Company’s annual bonus program for its executive officers, which was approved by the Company’s shareholders at the 1999 Annual Meeting of shareholders, is designed to qualify as “performance-based” and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Elements of Executive Compensation

      The Company’s executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

     Base Salary

      The Committee sets base salaries for the Company’s executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer’s base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 18 of this Proxy Statement); and (v) the past performance (including the achievement in the prior fiscal year of certain Goals, as described below) and specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee’s review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria relative to the position held.

     Annual Bonuses

      In order to maximize the interests of the Company’s shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive’s compensation. Pursuant to the Company’s Annual Incentive Bonus Plan (the “Annual Incentive Plan”), the Committee sets annual bonuses such that an executive officer’s annual bonus, assuming the Company achieves certain targets or goals, is approximately 54% of total annual compensation. However, if the Company’s performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 65% of total annual compensation, depending upon the extent and direction of such fluctuations.

      Each fiscal year, including 2002, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals (the “Goals”) set by the Company. The Goals set by the Company for projected pre-tax profit (the “Profit Goals”) receive the most emphasis in calculating annual bonuses by the Committee since these Goals most forcefully tie the interests of the Company’s shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company’s executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the “Sales Goals”), and (ii) return on average investment or assets targets (the “Average Investment Goals”).

      The Company’s Goals are determined by aggregating all of the Profit, Sales and Average Investment Goals established at the lower levels of the Company and its subsidiaries (the “base goals”). Each base goal is set based upon (i) the prior year’s performance by a particular jobbing store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular jobbing store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company’s management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

      Once the base goals have been compiled into the Company’s Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company’s Named Executive Officers based upon the Company’s Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

      For fiscal year 2002, Larry L. Prince, the Company’s Chief Executive Officer, earned a bonus equal to 53% of his total annual compensation. The annual bonus awarded in connection with the Profit Goal, Sales Goal and Average Investment Goal constituted 88%, 4% and 8%, respectively, of Mr. Prince’s 2002 bonus.

     Stock Options and Restricted Stock

      During 2002, the Committee provided long term compensation to the Company’s executive officers in the form of stock options under the 1999 Long-Term Incentive Plan (the “1999 Plan”). The Committee believes that stock option grants are an effective way for the Company to align the interests of the Company’s executives with its shareholders.

      In granting such stock options, the Committee considered (i) the recipient’s level of responsibility; (ii) the recipient’s specific function within the Company’s overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient’s position(s); (iv) the number of options granted to executive officers by the other companies that are included in the Peer Index; and (v) the amount of options currently held by the executive officer. The Committee’s review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding stock option grants. In 2002, the Committee granted options to purchase an aggregate of 3,101,000 shares of Common Stock at fair market value on the date of grant to 406 key employees, including each of the Named Executive Officers. The grants ranged in size from 1,000 to 200,000 shares, with Larry L. Prince, the Company’s Chief Executive Officer, receiving the largest such grant.

      The Company entered into restricted stock agreements in 1999 with Mr. Prince and Thomas C. Gallagher, which commit the Company to make grants of restricted stock awards (up to a certain maximum number of shares) based upon (i) increases in the Company’s Common Stock price to certain levels specified in the agreements (the “Stock Price Goals”), and (ii) the Company’s achievement of certain earnings per share targets for each year from 1999 to 2003 as set forth in the agreements (the “Earnings Goals”). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee considered (i) the recipient’s level of responsibility; (ii) the recipient’s specific function within the Company’s overall organization; and (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient’s position(s). The Committee’s review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions. Such agreements committed the Company to make awards of up to a maximum of 150,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 75,000 shares to Mr. Gallagher. No awards were made under the agreements in 2002 because the Company did not meet the Stock Price Goal or the Earnings Goal for 2002.

      Beginning on January 1, 2003, the Company will prospectively account for all future stock compensation awards, including stock options and restricted stock awards, in accordance with SFAS No. 123, which requires that the fair value of an award be recorded as a compensation expense as of the date of grant.

     Benefits

      The Company provides medical and other similar benefits to its executive officers that are generally available to the Company’s employees.

Members of the Compensation, Nominating and
Governance Committee in 2002

J. Hicks Lanier (Chairman)
Richard W. Courts, II
Bradley Currey, Jr.
James B. Williams

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

      The following non-employee directors served on the Compensation, Nominating and Governance Committee during 2002: Richard W. Courts, II, Bradley Currey, Jr., J. Hicks Lanier and James B. Williams. Mr. Lanier is Chief Executive Officer, Chairman of the Board and President of Oxford Industries, Inc., one of whose directors is the Company’s President and Chief Operating Officer, Thomas C. Gallagher.

COMPENSATION PURSUANT TO PLANS

Retirement Plans

Pension Plan Table

      The following table illustrates the combined (total) benefits payable annually under the Company’s Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social

Security benefit payable to a participant retiring on December 31, 2002, and (iii) the benefit is paid as a single life annuity.

Years of Credited Service

Final Average
Annual
Earnings	15	20	25	30	35	40	45

$400,000	150,040	160,040	170,040	180,040	190,040	200,040	210,040
450,000	170,040	181,290	192,540	203,790	215,040	226,290	237,540
500,000	190,040	202,540	215,040	227,540	240,040	252,540	265,040
600,000	230,040	245,040	260,040	275,040	290,040	305,040	320,040
700,000	270,040	287,540	305,040	322,540	340,040	357,540	375,040
800,000	310,040	330,040	350,040	370,040	390,040	410,040	430,040
900,000	350,040	372,540	395,040	417,540	440,040	462,540	485,040
1,000,000	390,040	415,040	440,040	465,040	490,040	515,040	540,040
1,100,000	430,040	457,540	485,040	512,540	540,040	567,540	595,040
1,200,000	470,040	500,040	530,040	560,040	590,040	620,040	650,040
1,300,000	510,040	542,540	575,040	607,540	640,040	672,540	705,040
1,400,000	550,040	585,040	620,040	655,040	690,040	725,040	760,040
1,500,000	590,040	627,540	665,040	702,540	740,040	777,540	815,040
1,600,000	630,040	670,040	710,040	750,040	790,040	830,040	870,040
1,700,000	670,040	712,540	755,040	797,540	840,040	882,540	925,040

      The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the “Pension Plan”) providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months), and (ii) a “Supplemental Retirement Plan” maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.

      Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant’s years of service and average monthly pay during the participant’s five highest paid years out of the participant’s last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant’s Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

      The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 2002, this limit was $160,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

      The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($200,000 in 2002) or such other dollar limitations as may be imposed by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors may participate in the Supplemental Retirement Plan. The Compensation, Nominating and Governance Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

      For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled “Salary” and “Bonus” approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince — 43 years; Thomas C. Gallagher — 31 years; George W. Kalafut — 18 years; Jerry W. Nix — 23 years; and Edward J. Van Stedum — 6 years.

      The Supplemental Retirement Plan provides that in the event of a “change of control” of the Company (as defined therein) (i) any participant whose employment is terminated for any reason during the five year period following the change of control, and who prior to such termination of employment had attained age 55 and completed 15 or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination; and (ii) any participant who has previously terminated employment and either was receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control or is entitled to receive such benefits in the future shall receive a lump sum payment equal to the actuarially determined value of his or her unpaid supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using the mortality and interest rate assumption set forth in the Pension Plan.

1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan

      The Company’s 1992 Stock Option and Incentive Plan (the “1992 Plan”) was approved by the shareholders at the 1992 Annual Meeting held on April 20, 1992 and expired on April 20, 2002. However, some of the stock options and restricted stock awards that were granted under the 1992 Plan remained outstanding as of December 31, 2002. All options granted under the 1992 Plan have an exercise price of not less than the fair market value of such shares on the date of grant of the option. Restricted stock grants under the 1992 Plan may not be disposed of by the recipient until restrictions specified in the grant expire. Such restrictions may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. A holder of restricted stock has all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive cash dividends.

      The Company’s 1999 Long-Term Incentive Plan was approved by the shareholders at the 1999 Annual Meeting held on April 19, 1999. The 1999 Plan provides for the granting of a variety of incentive awards to employees, officers and directors of the Company and its subsidiaries, including stock options, restricted stock, performance units and other stock-based awards or interests relating to stock or cash. The purpose of the 1999 Plan is to promote the success of the Company by linking the personal interests of such employees, officers and directors to those of the shareholders, and by providing participants with an incentive for outstanding performance. Awards under the 1999 Plan may be granted on such terms as the Compensation Committee may approve. For example, vesting of awards may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. There are 9,000,000 shares reserved for issuance under the 1999 Plan.

Genuine Partnership Plan

      The Company established, effective July 1, 1988, a qualified salary deferral plan pursuant to Code Section 401(k) (the “Partnership Plan”). The Partnership Plan is open to all employees, including executive officers. Employees who are normally scheduled to work 30 or more hours per week may participate in the 401(k) payroll deduction portion of the Partnership Plan on the first day of the month after the eligible employee completes three months of employment and attains age 18. Employees who are normally scheduled to work fewer than 30 hours per week may participate after attaining age 18 and completing twelve months of service and 1,000 hours of service during such twelve months (“Year of Service”). All Employees must complete a Year of Service and attain age 18 before becoming eligible for a Company matching contribution. Pursuant to the Partnership Plan, each participating employee is permitted to authorize payroll deductions from 1% to 25% of his or her total compensation during the calendar year (“Pre-Tax Contributions”). An employee’s aggregate contributions are subject to limits set by law. The Company makes matching contributions in cash or the Company’s Common Stock equal to 20% of each participant’s Pre-Tax Contributions not to exceed 6% of pay. Thus, the maximum matching contribution is 1.2% of pay (6% of pay x 20% matching contribution). Participants become vested in the Company’s matching contributions after completing three years of service. Participants are always 100% vested in their own Pre-Tax Contributions.

Executive Deferred Compensation Agreements

      The Company has deferred compensation agreements with certain executive officers under which each executive has agreed to reduce his salary in exchange for annual benefits upon retirement. The Company has purchased insurance policies out of its general assets to provide sufficient funds to pay the annual retirement benefits promised under the agreements. The Company is the owner and sole beneficiary of such policies. Amounts of compensation deferred pursuant to the deferred compensation agreements are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned. Such compensation will not be included in such individuals’ salary in the Summary Compensation Table in the later year in which he actually receives such compensation. The Named Executive Officers are entitled to the following amounts upon retirement or attaining age 65 under such deferred compensation agreements: Larry L. Prince — $35,000 annually with such amount guaranteed for 10 years; Thomas C. Gallagher — $40,000 annually with such amount guaranteed for 10 years.

      Each of the deferred compensation agreements provide that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for early retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount approximately equal to the amount of salary deferred under the agreement by the officer) in a single lump sum payment, or (ii) if he has qualified for early retirement benefits or has begun receiving a retirement benefit under his deferred compensation agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the annual amount to which the officer is entitled times the number of years remaining in his life expectancy based on the actuarial assumptions used in connection with the Company’s Pension Plan at that time, reduced to present value using 6% per annum.

Tax Deferred Savings Plan

      The Company established, effective as of January 1, 1993, a nonqualified, unfunded deferred compensation plan known as The Genuine Parts Company Tax-Deferred Savings Plan (the “Deferred Savings Plan”). The Deferred Savings Plan is open to all executive officers and certain other key employees. The Deferred Savings Plan permits participants to defer the receipt of bonuses until a specified date which must be at least two calendar years following the date the bonus would ordinarily be paid. Participants may defer up to 100% of their 2002 bonuses (to be received during 2003). Amounts of compensation deferred pursuant to the Deferred Savings Plan are included in the amounts disclosed in the Summary Compensation Table in the year such compensation is earned.

Directors’ Deferred Compensation Plan

      The Company established, effective as of November 1, 1996, a nonqualified, unfunded deferred compensation plan known as the Genuine Parts Company Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan is open to all non-employee directors of the Company and permits participants to defer the receipt of all of their director fees and/or meeting fees until a specified date, which must be at least two calendar years following the date of the election to defer. Participants may elect to have the deferred amounts allocated to an interest bearing account or an account that is credited with Common Stock equivalents. Each participant may elect to receive payment of the deferred amounts in cash or shares of Common Stock.

TERMINATION OF EMPLOYMENT

AND CHANGE OF CONTROL ARRANGEMENTS

      Effective February 13, 1989 (August 22, 1991 with respect to Mr. Kalafut and May 5, 1998 with respect to Mr. Nix and Mr. Van Stedum), the Company entered into identical agreements (“Severance Pay Agreements”) with certain executive officers, including Larry L. Prince, Thomas C. Gallagher, George W. Kalafut, Jerry W. Nix and Edward J. Van Stedum. Each Severance Pay Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer’s employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer’s reaching age 65), the executive officer will be entitled to receive the following severance payment:

(1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the “Base Severance Amount”), or

(2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer reaches age 65.

      In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Pay Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Pay Agreement.

      These Severance Pay Agreements will remain in effect as long as each such executive officer remains employed by the Company.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return (“shareholder return”) on the Company’s Common Stock against the shareholder return of the S&P’s 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1997 and ended December 31, 2002.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Genuine Parts Company, S&P 500 Index & Peer Group Composite Index**

Shareholder’s Return ($) at Fiscal Year End

	1997	1998	1999	2000	2001	2002

Genuine Parts Company	100.00	101.51	78.03	86.67	126.10	112.90
S&P 500	100.00	128.58	155.64	141.47	124.66	101.44
Peer Index	100.00	91.74	95.68	83.50	101.23	88.71

      Assumes $100 invested on December 31, 1997 in Genuine Parts Company Common Stock, S&P’s 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and a Peer Group Composite Index constructed by the Company as set forth below.

*	Total return assumes reinvestment of dividends.

**	Fiscal year ending December 31.

      In constructing the Peer Group Composite Index (“Peer Index”) for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company’s stock market capitalization at December 31, 1997 and including reinvestment of dividends) that compete with the Company in four industry segments: automotive parts, industrial parts, office products and electrical/ electronic materials (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a “Peer Group”). Included in the automotive parts Peer Group are those companies making up the Dow Jones Automotive Parts & Equipment Industry Group (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. and Kaman Corporation,

and included in the office products Peer Group is United Stationers Inc. Included in the electrical/electronic materials Peer Group is Avnet, Inc.

      In determining the Peer Index, each Peer Group for each industry segment was weighted to reflect the Company’s annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company’s net sales for the fiscal years shown:

Industry Segment	1998	1999	2000	2001	2002

Automotive Parts	49.33%	51.18%	49.56%	51.51%	52.27%
Industrial Parts	30.37%	27.01%	27.89%	27.07%	27.08%
Office Products	16.97%	15.26%	15.91%	16.72%	16.84%
Electrical/Electronic Materials	3.33%	6.55%	6.64%	4.70%	3.81%

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, that was included as Appendix A to our 2001 proxy statement.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors for the fiscal year ending December 31, 2003.

Members of the Audit Committee in 2002

James B. Williams (Chairman)
Robert P. Forrestal
Michael M.E. Johns, M.D.
Alana S. Shepherd
Lawrence G. Steiner

2. RATIFICATION OF SELECTION OF AUDITORS

      The Audit Committee and the Board of Directors have selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 2003, subject to ratification by the shareholders. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide audit services and federal, state and international tax return preparation, advisory and related services to the Company during 2003.

      Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 2002, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

      Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute ratification of the selection of auditors.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 were $1.8 million.

Financial Information Systems Design and Implementation Fees

      There were no fees billed by Ernst & Young LLP for financial systems design and implementation services during the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered during the fiscal year ended December 31, 2002, other than as stated above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” were $1.8 million, which consisted of permitted tax services, including compliance and consulting fees.

Audit Committee Review

      The Company’s Audit Committee has reviewed the services rendered by Ernst & Young LLP during the fiscal year ended December 31, 2002. The Audit Committee has determined that the services rendered that were not directly related to the audit of the Company’s financial statements are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

3. SHAREHOLDER PROPOSAL REGARDING POISON PILL

      John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, on behalf of Nick Rossi, owner of 1,000 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

Resolution Proposed by Shareholder

Shareholder Vote regarding Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

      This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Supporting Statement of Proponent

      This topic won an average 60%-yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

      A study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

      The report is titled, “Corporate Governance and Equity Prices,” July 2001, by Paul A. Gompers, Harvard University, Joy L. Ishii, Harvard University and Andrew Metrick, The Wharton School, University of Pennsylvania.

      Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

      Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA and McDermott International. I believe that our company should follow suit and allow shareholder participation.

Allow Shareholder Vote regarding Poison Pills

Yes on 3

Company Statement in Opposition to Proposal

      The Board of Directors recommends a vote AGAINST the adoption of this proposal relating to the Company’s Shareholder Protection Rights Agreement (“Rights Agreement”) which is sometimes referred to as a “poison pill” for the following reasons:

      The Board of Directors believes that rights plans such as the Company’s Rights Agreement help maximize shareholder value and protect Company shareholders from unfair and abusive takeover tactics. The Board of Directors believes that the Rights Agreement is in the best interests of the Company and its shareholders. The Rights Agreement does not prevent offers to acquire the Company at a fair price. The Rights Agreement is designed instead to encourage any potential acquirer to negotiate directly with the Board of Directors, which is in the best position to evaluate the adequacy and fairness of proposed offers and to negotiate on behalf of shareholders. The opportunity of the Board of Directors to seek a higher price in a takeover contest on behalf of all shareholders is significantly greater than the ability of the individual shareholder to seek a higher price. In addition, the Board of Directors is in the best position to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally or acquisitions in the open market of shares constituting control without offering fair value to all shareholders. For these reasons, a majority of the companies in the S&P Index have shareholder rights plans similar to the Company’s Rights Agreement.

      The Rights Agreement does not affect any takeover proposal that the Board of Directors believes is in the best interests of the Company’s shareholders. In responding to an acquisition proposal, your Board of Directors recognizes its obligation to fulfill its fiduciary duties to the Company and its shareholders. If an acquisition proposal is fair and in the best interests of the Company’s shareholders, your Board of Directors will approve the proposal. The Rights Agreement gives the Board of Directors the time and flexibility to fully evaluate an acquisition proposal and provides the Board leverage to negotiate better terms for the Company’s shareholders. At any time, the Board of Directors can rescind the Rights Agreement and redeem the rights allowing an acquisition to move forward. A majority of the members of your Board of Directors are non-employee, independent directors. In evaluating whether to rescind the Rights Agreement and approve an acquisition proposal, your Board will act in the best interests of the Company’s shareholders, not management.

      Shareholder rights plans do not prevent unsolicited acquisition proposals and do not prevent companies from being acquired. Georgeson & Company Inc., a nationally recognized investor relations and proxy solicitation firm, published a study in November 1997 that analyzed takeover data from 1992-1996 and concluded that premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies that did not have rights plans. Georgeson estimated that rights plans had contributed an additional $13 billion in shareholder value during the time period in question, and that the shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums. Finally, Georgeson concluded that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one, and that rights plans did not reduce the likelihood of a company becoming a takeover target.

      The Board of Directors believes that the Company’s Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The continuation of the Rights Agreement accords with the Board’s responsibilities for the management of the Company’s affairs. Redeeming the Company’s Rights Agreement would remove an important tool that the Board of Directors should have for the protection of shareholders. The Board of Directors believes that any decision to redeem the Rights Agreement should be made in the context of a specific acquisition proposal.

      The Board disagrees with many of the “supporting statements” contained in this proposal and believes that many are misleading and out of context. For example, even the “Corporate Governance and Equity Prices” report cited by the shareholder proponent provides (i) that no judgments were made by the authors as to the efficacy or wealth effects of any of the individual 24 factors, including rights plans, considered by the authors and (ii) that rights plans can have the effect of increasing overall shareholder wealth. That report discusses rights plans as only one of 24 factors considered in their hypothetical governance index. It is impossible to associate one isolated factor, such as rights plans, with governance as a whole.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

      The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone, Internet, or personal contact.

OTHER MATTERS

      Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

      Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. Or, if you prefer, you can vote by telephone or Internet voting by following the instructions on the perforated page that is attached to the proxy card.

Shareholder Proposals

      Proposals of shareholders of the Company intended to be presented for consideration at the 2004 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 4, 2003, in order to be included in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders. In addition, any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2004 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 18, 2004, or (ii) the Company receives notice of the proposal before the close of business on January 18, 2004 and advises shareholders in the proxy statement for the 2004 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 18, 2004 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

PROXY

GENUINE PARTS COMPANY
Proxy Solicited by the Board of Directors of Genuine Parts Company for the
Annual Meeting of Shareholders to be held April 21, 2003

     The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 21, 2003 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

							Please mark your votes as indicated in this example.	☒

		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN
1.	Election of the following four nominees as Class II directors and one nominee as Class I director of Genuine Parts Company:	☐	☐	2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐

IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 1.				IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 2.

						FOR	AGAINST	ABSTAIN
Nominees: Class II — (01) Mary B. Bullock, (02) Richard W. Courts, II, (03) Larry L. Prince and (04) James B. Williams Class I — (05) John D. Johns				3.	Shareholder Proposal regarding Poison Pill.	☐	☐	☐

To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.				IF A VOTE IS NOT SPECIFIED, THE PROCESS WILL VOTE “AGAINST” PROPOSAL 3.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)						Date:		, 2003

IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

DETACH CARD	Please detach proxy at perforation before mailing.
YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

If you are voting by telephone or the Internet, please do not mail your proxy.

Vote By Telephone Call Toll-Free using a Touch-Tone phone 1-800-542-1160	Vote By Internet Access the Website and cast your vote http://www.votefast.com	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 p.m. eastern daylight time on April 20, 2003, to be counted in the final tabulation. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

Your control number is

Vote By Telephone

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote By Internet

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, GA 30302.

To Change Your Vote

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, April 20, 2003, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.